Exhibit 4.12.3

AMENDMENT NO. 4

TO AMENDED AND RESTATED RECEIVABLES PURCHASE AND SALE

AGREEMENT

AMENDMENT AGREEMENT, dated as of July 7, 2004, among CL&P RECEIVABLES CORPORATION, a Connecticut corporation (the “Seller”), THE CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation, (“CL&P”) as Collection Agent and Originator, CAFCO, LLC, a Delaware limited liability company (“CAFCO”), CITIBANK, N.A. (“Citibank” ) and CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as agent (“Agent”).

Preliminary Statements. (1) The Seller, CL&P, CAFCO, Citibank and CNAI, as Agent, are parties to an Amended and Restated Receivables Purchase and Sale Agreement dated as of September 30, 1997, as amended and restated as of March 30, 2001 and as further amended as of July 11, 2001, as of July 10, 2002 and as of July 9, 2003 (the “Agreement”; capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement), pursuant to which the Seller is prepared to sell undivided fractional ownership interests of its Receivables to the Conduit and the Banks; and

(2)

The Seller, CL&P, CAFCO, Citibank and CNAI, as Agent, desire to amend the Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

Amendments to Agreement. Subject to the conditions precedent set forth in Section 3 hereof, Section 1.01 of the Agreement is amended effective as of the date set forth above as follows:

1.1.

The definition of “Applicable Percentage” is amended in its entirety to read as follows:

“‘Applicable Percentage’ means, at any time or for any Settlement Period, the rate per annum set forth below corresponding at such time or, as of the first Business Day of such Settlement Period, as the case may be, to the actual ratings for the Originator’s long-term public senior debt on such date (or, if such S&P and Moody’s ratings fall within one category difference, then pricing shall be based on the lower of the two ratings; or if such ratings differ by more than one level, the level that is one level above the level corresponding to the lower of such ratings shall determine the pricing):

Level	Public Debt Rating by Standard & Poor’s and Moody’s	Assignee Rate Applicable Percentage	Alternate Base Rate Applicable Percentage
1	BBB/Baa2 (or higher)	1.00%	0.25%
2	BBB-/Baa3	1.50%	1.00%
3	BB+/Ba1	2.00%	1.00%
4	BB+/Ba2	2.50%	1.50%
5	BB-/Ba3 (or lower)	3.00%	2.00%

provided, that as a condition to the extension of the Commitment Termination Date from time to time the Applicable Percentage payable under this Agreement may be adjusted on each Commitment Termination Date upon agreement of the parties hereto to reflect market conditions at such time.”

1.2.

The definition of Assignee Rate is amended by deleting the phrase “0.25% per annum above” and adding the phrase “plus the Applicable Percentage relating to the Alternate Base Rate” after the term “the Alternate Base Rate,” in each case in the third line from the end thereof.

1.3.

The definition of “Commitment Termination Date” is amended by deleting the date “July 7, 2004” in line one thereof and replacing it with the date “July 6, 2005.”

1.4.

Clause (i) of the definition of “Eligible Receivable” is amended by deleting the term “15%” in the penultimate line thereof and replacing it with the term “10%.”

1.5.

The definition of “Facility Termination Date” is amended by deleting the date “July 8, 2004” in line one thereof and replacing it with the date “July 3, 2007.”

1.6.

The definition of “Net Receivables Pool Balance” is amended in its entirety to read as follows:

“‘Net Receivables Pool Balance’ means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by (i) the Outstanding Balance of such Eligible Receivables that are then Defaulted Receivables or Delinquent Receivables or arise from Inactive Accounts, (ii) the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables or Delinquent Receivables) of any Obligor or group of Obligors exceeds the product of (A) the Concentration Limit of such Obligor or group of Obligors multiplied by (B) the Outstanding Balance of the Receivables then in the Receivables Pool, (iii) the sum of all Budget Account Credit Balances, (iv) outstanding balances of customer deposits, if any, (v) the aggregate amount of Collections on hand at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified, (vi) the aggregate Outstanding Balance of all Eligible Receivables in respect of which any credit memo issued by the Originator or the Seller is outstanding at such time to the extent deemed

Collections have not been paid pursuant to section 2.06(e) and (vii) sales taxes (to the extent included in the Outstanding Balance of any Eligible Receivable).”

SECTION 2.

Other Amendment to the Agreement. Subject to the conditions precedent set forth in Section 3 hereof, the Agreement is further amended effective as of the date set forth above as follows:

2.1.

Clause (iii) of Section 2.06(b) is amended in its entirety to read as follows:

“(iii)

if such day is a Liquidation Day for any one or more Receivable Interests, set aside and hold in trust (and, at the request of the Agent, segregate) for the Purchasers or the Banks that hold such Receivable Interests (x) if such day is a Liquidation Day for less than all of the Receivable Interests, the percentage of such Collections represented by such receivable Interests, and (y) if such day is a Liquidation Day for all of the Receivable Interests, all of the remaining Collections (but not in excess of the Capital of such Receivable Interests and any other amounts payable by the Seller hereunder); provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date, and thereafter prior to the Settlement Date for such Fixed Period the conditions set forth in Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii) on the day of such subsequent satisfaction or waiver of conditions; and”

2.2.

Clause (i) of Section 2.06(e) is amended in its entirety to read as follows:

“(i)

 if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any Dilution, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;”

2.3.

Section 2.07(b) is amended by the addition of the phrase “2% per annum above” before the term “the Alternate Base Rate” in line three thereof.

2.4.

Section 6.02(f) is amended by the addition of the phrase “2% per annum above” before the term “the Alternate Base Rate” in line three thereof.

2.5.

Section 6.07 is amended by deleting the word “or” in line two thereof, replacing it with a comma and adding the phrase “, their respective members (if any) and each of their respective officers, directors, employees and advisors” after the term “Affiliates” in line three thereof.

2.6.

Section 10.01 is amended by deleting the word “or” in line two thereof, replacing it with a comma and adding the phrase “,their respective members (if any) and each of their respective officers, directors, employees and advisors” after the term “Affiliates” in line two thereof.

2.7.

The proviso in Section 11.08 is amended in its entirety to read as follows:

“provided, however, that such information may be disclosed to third parties to the extent such disclosure is (i) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Seller and the Originator or (ii) to such party’s legal counsel, accountants, assignees and participants and potential assignees and participants and their respective counsel if they agree to hold it confidential or (iii) to the rating agencies and providers of liquidity for each Purchaser or (iv) to credit enhancers and dealers and investors in respect of promissory notes of each Purchaser in accordance with the customary practices of such Purchaser for disclosures to credit enhancers, dealers, or investors, as the case may be, it being understood that any such disclose to dealers or investors will not identify the Seller, the Originator or any of their affiliates by name or (v) with respect to information generally available to the public or which becomes available to the public through no fault of the Agent.”

2.8.

Wherever in the Agreement the phrase “long-term public senior debt” or “long-term public senior debt securities” is used, it shall be deemed to be a reference to “longterm public senior unsecured non-credit-enhanced debt securities.”

SECTION 3.

Conditions Precedent. The effectiveness of this Amendment Agreement and the obligations of the Conduit and the Banks to make any Purchase on or after July 7, 2004 is conditioned upon the receipt by the Agent of (i) evidence satisfactory to it that (a) the DPUC and the Securities and Exchange Commission have granted such approvals as may be necessary in connection with the implementation of this Amendment Agreement, or (b) such approvals required in connection herewith as have heretofore been granted remain in full force and effect thus requiring no further approvals, (ii) a fully executed copy of this Amendment Agreement and an amendment to the Originator Purchase Agreement and a new Fee Agreement, in each case in form and substance satisfactory to the Agent and (iii) payment to the Agent of the Arrangement Fee called for by the said new Fee Agreement.

SECTION 4.

Confirmation of Agreement. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to “this Agreement,” “hereof” or words of like import shall mean the Agreement as amended by this Amendment Agreement and as hereinafter amended or restated.

SECTION 5.

GOVERNING LAW.  THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.

Execution in Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment Agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

SECTION 7.

Seller’s Representations and Warranties. The Seller represents and warrants that this Amendment Agreement has been duly authorized, executed and delivered by the Seller pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Seller. The Seller also makes each of the representations and warranties contained in Section 4.01 of the Agreement (after giving effect to this Amendment Agreement) as of the date hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment Agreement No. 4 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CL&P RECEIVABLES CORPORATION By: /s/ Randy A. Shoop Name: Title:

THE CONNECTICUT LIGHT AND POWER COMPANY By: /s/ Randy A. Shoop Name: Randy A. Shoop Title: Treasurer CL&P

CL&P RECEIVABLES CORPORATION By: /s/ Patricia C. Cosgel Name: Patricia C. Cosgel Title: Assistant Treasurer - Finance

THE CONNECTICUT LIGHT AND POWER COMPANY By: /s/ Patricia C. Cosgel Name: Patricia C. Cosgel Title: Assistant Treasurer - Finance

CITIBANK, N.A. By: : /s/ Derek L. Riddick Name: Derek L. Riddick Title: Vice President

CITICORP NORTH AMERICA, INC., as Agent By: /s/ Derek L. Riddick Name: Derek L. Riddick Title: Vice President